Exhibit 2.1

SHARE CONTRIBUTION AGREEMENT

This Share Contribution Agreement (this “Agreement”) is entered into as of the 11th day of May 2006, by and among:

1.	–	Mr Gilles Dumortier, a French citizen, born on October 5, 1968 in Toulouse (France), residing at 10-12 rue Massena, 92500 Rueil Malmaison,

–	Mr. Philippe Fremy, a French citizen, born on April 20, 1975 in Paris (France), residing at 194 rue Legendre 75017 Paris,

–	Mr. Fabien Franceschini, a French citizen, born on May 10, 1971 in Marseille (France), residing at 41 rue de Lappe 75011 Paris,

–	Mr. Jean Pierre Enguent, a French citizen, born on May 8, 1962 in Marseille (France), residing at boulevard de la Thumine, Résidence Le Gardanon, bat. G, 13090 Aix en Provence,

–	Mr. Bruno Charrat, a French citizen, born on July 11, 1968 in Saint Etienne (France), residing at 405 avenue des Siffleurs 13090 Aix en Provence

(each individually, a “Seller” and together, the “Sellers”); and

2.	On Track Innovations Ltd., a company organised under the laws of the state of Israel, having its principal place of business at ZHR Industrial Zone, PO Box 32 Rosh Pina 12000, Israel (the “Issuer”) duly represented by its president, Mr. Oded Bashan;

In the presence of InSeal, SAS, a société par actions simplifiée organised under the laws of France, registered at the Registry of Commerce and Companies of Marseilles under the number 450 592 803 having its registered office located at 9 bld du Grand Camp 13016 Marseille, France (the “Company”), duly represented by its President, Mr. Fabien Franceschini

WHEREAS:

(A)	Each Seller is the sole owner of the Seller’s Shares (as defined below);

(B)	Each Seller wishes to contribute the Seller’s Shares held by him to the Issuer, free and clear of all Security Interests (as defined below), in consideration of ordinary shares of the Issuer in accordance with the terms of this Agreement; and

(C)	The Issuer wishes to issue ordinary shares to each Seller in consideration of the Seller’s Shares in accordance with the terms of this Agreement; and

(D)	The Sellers and the Warrantors (as defined below) have accepted to make the representations and warranties and make such covenants as set forth herein.

NOW THEREFORE, the parties to this Agreement agree as follows:

1.	DEFINITIONS

1.1	The following terms shall have the following meanings:

(a)	Affiliate – An entity controlling, controlled by or under common control with a person and if such entity is a person, then the immediate family of such person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and shall include the holding of 50% or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint 50% or more of the directors (or the equivalent thereof) in such entity, or in case of a partnership shall also include, a general manager of such entity, or a partner of such entity or an entity managed by such entity;

(b)	Aggregate Share Consideration – 243,800 Ordinary Shares to be issued by the Issuer, with a par value NIS0.1 each, which will be restricted and registered with the U.S. Securities and Exchange Commission (“SEC”) and listed for trading on the NASDAQ stock exchange, together with all existing and future rights attached thereto, all which Issuer is entitled to issue to third parties under and subject to applicable rules and regulations of the Securities Act (as defined below);

(c)	Board – Board of directors of the Company;

(d)	Fully Diluted Basis – The issued and outstanding share capital of the Company assuming the exercise and conversion of all warrants, options, convertible securities, convertible debts and all other securities and rights;

(e)	Intellectual Property – All intellectual and industrial property rights including in particular software, designs and models, trademarks, domain names, know-how;

(f)	Material Contract –All contracts including any note, indenture, lease, purchase orders, letters of intent, memorandum of understanding, confidentiality agreements, covenants or other agreements whether executed or which are being negotiated and under which the Company or the co-contracting party is committed for a yearly amount of 15,000 euros or which may not be terminated by the Company with two-month or less notice period or which may be terminated by the co-contracting party with two-month or less notice period;

(g)	Regulation S – Regulation S under the United States Securities Act (as defined below);

(h)	Securities Act – United States Securities Act of 1933, as amended;

(i)	Security Interest – Any interest or equity of any person (including any right to acquire, option, or right of pre-emption, right of first offer or right of first refusal) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property;

(j)	Seller’s Shares –Such number of ordinary shares of the Company owned by each of the Sellers as set forth in Exhibit A;

(k)	Warrantors – Mr. Gilles Dumortier, Mr. Philippe Fremy and Mr. Fabien Franceschini are individually the “Warrantor” and together the “Warrantors”.

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	CONTRIBUTION OF THE SHARES

2.1	CONTRIBUTION OF THE SHARES.

2.1.1	Subject to and in accordance with the terms and conditions of this Agreement, each Seller contributes, assigns, conveys and delivers to the Issuer, and the Issuer acquires and accepts for delivery from each Seller the Seller’s Shares, constituting together 100% of the issued and outstanding share capital of the Company on a Fully Diluted Basis as of the Closing Date, as represented in the Capitalization Table set forth in Annex 4.2.

2.1.2	In consideration for all Sellers’ Shares and all other covenants made under this Agreement, the Issuer will issue to each Seller his respective portion of the Aggregate Share Consideration as set opposite to such Seller’s name in Exhibit A.

2.2	Closing

The signing and the closing of the contribution of the Sellers’ Shares and the issuance of the Aggregate Share Consideration (the “Closing”) shall take place simultaneously at the offices of Kahn & Associés, Avocats à la Cour – Law Offices 51, rue Dumont d’Urville 75116 Paris, France with the satisfaction of all the conditions to Closing as set out herein in Sections 2.2 and 2.3 (the time and date of the Closing being herein referred to as the “Closing Date”).

At the Closing, the following actions and occurrences shall take place, all of which shall be deemed to have occurred simultaneously:

(a)	The Sellers and/or each Seller (as indicated below) delivers to the Issuer at the Closing:

(i)	The Sellers deliver to the Issuer a certified copy of the minutes of the shareholders’ meeting of the Company (i) approving the Issuer as a new shareholder of the Company in compliance with the Articles of Association of the Company (ii) approving the two agreements for the assignment of intellectual property rights entered into between the Company and Gilles Dumortier and Philippe Fremy on January 1st, 2006 (iii) approving the 2005 fiscal year accounts and distributing half of the distributable profit i.e. 30,030 Euros.

(ii)	Each Seller delivers a certificate duly executed by him certifying to the Issuer that the right of preemption (“droit de preemption”) with regard to the transfer of the Sellers’ Shares has been waived.

(iii)	The Sellers deliver to the Issuer an executed French short form contribution agreement (“déclaration d’apport aux fins d’enregistrement”) regarding the contribution of the Sellers’ Shares and the rights relating thereto to the Issuer, solely for the purpose of the registration of the contribution with the French tax authorities and the subsequent payment of the fixed registration tax to be settled by the Issuer on the contribution consideration in connection with the contribution of the Sellers’ Shares, attached hereto as Annex 2.2(a)(iii). It being understood between the Sellers and the Issuer, and expressly agreed to by the Sellers and the Issuer, that in the event of a conflict between the terms of the executed déclaration d’apport aux fins d’enregistrement and this Agreement, the terms of this Agreement shall prevail, including, but not limited to, the representations and warranties of the Sellers set forth in this Agreement which will not be set forth in the déclaration d’apport aux fins d’enregistrement.

(iv)	The Sellers deliver to the Issuer the complete and up-to-date Company’s books and registries, including check books, books of accounts, records, and other data relating to the Company’s operations, and documents required to be kept by the Company under French law including, but not limited to, the Company’s duly accurate, updated completed and signed corporate ledgers, including share transfer registry (“registre des mouvements de titres”) and individual shareholders’ accounts (“comptes individuels des actionnaires”).

(v)	Each Seller (in his capacity as a shareholder, officer or director or president of the Company) delivers to the Issuer a written acknowledgment that he or anyone on his behalf has no claim whatever against the Company or any other Shareholders attached hereto as Annex 2.2(a)(v).

(vi)	Each Seller delivers to the Issuer an original version of any power of attorney under which this Agreement or any other related documents is executed.

(vii)	The Sellers deliver a list of all Material Contracts as well as outstanding proposals or agreements not yet executed attached hereto as Annex 2.2. (a) (vii).

(viii)	Mr. Fabien Franceschini and Mr. Philippe Fremy deliver duly executed employment agreements with the Company attached hereto as Annex 2.2(a)(viii).

(ix)	The Sellers deliver to the Issuer the documents regarding the change of ownership of all domain names related to the Company’s business, as attached hereto as Annex 2.2. (a) (ix) .

(x)	The Sellers deliver to the Issuer the legal opinion dated May 5, 2006 of the Law Firm Bignon Lebray & Associés regarding researches’ result and explanations on the name “JAYCOS”, as attached hereto as Annex 2.2. (a) (x).

(xi)	The Sellers represent that the amount of €uros 22,660.73 is still owed at Closing Date to the Banque Populaire Provençale et Corse in respect of a loan dated November 22, 2004.

(xii)	The Sellers deliver a statement by the President of the Company certifying that all the shareholders’ accounts have been entirely reimbursed by the Company as attached hereto as Annex 2.2. (a) (xii).

(b)	The Sellers and the Issuer shall cause the Company to make the appropriate entries in the registre des mouvementsde titres and the comptes individuels d’actionnaires of the Company to register the consummation of the transactions contemplated by this Agreement.

(c)	The Issuer issues to each of the Sellers his respective portion of the Aggregate Share Consideration as set opposite to such Seller’s name in Exhibit A and registers each Seller as the holder of his respective portion of the Aggregate Share Consideration in the Issuer’s shareholder register.

(d)	The Issuer delivers the warrant agreements attached hereto as Exhibit B.

(e)	Each Seller executes and delivers to Oded Bashan a proxy attached hereto as Exhibit C.

(f)	Each Seller delivers to the Company an executed lock up agreement attached hereto as Exhibit D.

(g)	Mr. Philippe Fremy who serves as a director and vice president of the Company delivers to the Company (with a copy to the Issuer) a resignation letter effective as of the Closing Date attached hereto as Exhibit E (a).

(h)	Mr. Fabien Franceschini who serves as a Director and President of the Company delivers to the Company (with a copy to the Issuer) a resignation letter effective as of the Closing Date attached hereto as Exhibit E (b).

2.3	Post-closing

(a)	The Issuer will deliver to each of the Sellers within fifteen (15) days after the Closing the respective share certificates in their names corresponding to their respective portion of the Aggregate Share Consideration as set forth in Exhibit A.

(b)	The Sellers will deliver to the Issuer uncertified financial statements as of and for the three months period ended March 31, 2006, within fifteen (15) days after the Closing.

(c)	The Sellers will deliver to the Issuer a statement certified by the Statutory auditor of the Company that all the shareholders’ accounts have been entirely reimbursed by the Company.

3.	REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller provides as of the Closing Date the sole representations and warranties as restrictively listed under Sections 3.1. to 3.13 hereunder, to the exclusion of any other representation or warranty, either direct or indirect, express or implied:

3.1	Authority to Transact

(a)	The Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. Subject to the execution by each of the parties thereto, this Agreement constitutes and, when signed by him, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Seller, enforceable in accordance with their terms.

(b)	No action, proceeding or governmental inquiry or investigation is pending, or to the Seller’s best knowledge threatened, against the Seller or against the Seller’s assets, before any court, arbitration board or tribunal or administrative or other governmental agency, which questions the validity or hinders the enforceability of this Agreement and/or the transactions contemplated hereby, nor to the knowledge of the Seller is there any basis for the foregoing.

3.2	Execution of Agreement

3.2.	(a)	Except as set forth under any of the terms and provisions of this Agreement and of any of the documents, exhibits or annexes attached hereto, the execution and delivery of this Agreement (and the other documents contemplated hereby) by the Seller does not, and the consummation of the transactions contemplated hereby and thereby will not:

(i)	constitute a breach of any law, rule or regulation of any government applicable to the Seller;

(ii)	require the consent or agreement of any court, governmental body or entity;

(iii)	violate any provisions of any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of the Seller.

3.2.	(b)	The execution and delivery of this Agreement (and the other documents contemplated hereby) by the Seller does not, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, or conflict with or constitute a default under any term of, or result in the creation or enforcement of any Security Interest upon any of the Seller’s Shares.

3.3	Seller’s Shares

(a)	The Seller is the sole owner of the Seller’s Shares free and clear of any Security Interest except as set forth in the Articles of Association of the Company. Except for the Seller’s Shares, the Seller has no and is not entitled to any other shares, options, warrants or securities in the Company. There are no outstanding debts owed by the Company to the Seller or by the Seller to the Company and following the Closing the Seller (in his capacity as a shareholder, officer, director or president of the Company) or anyone on his behalf has no claims whatsoever towards the Company.

(b)	The Seller is entitled to sell the full legal and beneficial interest in the Seller’s Shares, free of any Security Interest to the Issuer on the terms set out in this Agreement. The Seller has the unrestricted power and authority to transfer the Seller’s Shares to the Issuer.

(c)	The Seller’s Shares:

(i)	are duly authorised, validly issued, fully paid and non-assessable and have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association in effect immediately prior to the Closing (“Articles”). Except for the Articles, there are no contracts, agreements, commitments or instruments, whether written or oral, providing for any rights, preferences, privileges and restrictions granted to and/or imposed on the Seller’s Shares and any holder thereof;

(ii)	are free of any Security Interests, proxies, voting trusts and other voting agreements, calls or commitments of any kind, other than as explicitly contemplated by the Articles; and

(iii)	were issued in compliance with all laws, rules and regulations, including applicable securities laws.

3.4	Restrictions on Transferability

3.4.1	The Seller understands that (i) his respective portion of the Aggregate Share Consideration as set opposite to such Seller’s name in Exhibit A (hereinafter, the “Shares”), have not yet been registered under the Securities Act, or under the laws of any other jurisdiction; (ii) such Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions, in accordance with Regulation S, or unless another exemption from registration is then available; (iii) there is now no registration statement on file with the SEC with respect to the Shares.

The Seller acknowledges and agrees that the certificates representing the Shares shall bear a restrictive legend as counsel to the Issuer may determine are necessary or appropriate under applicable securities laws, substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to On Track Innovations Ltd. to the effect that registration under such Act is not required.”

3.4.2	The Issuer will not register any transfer of Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

3.5	Offshore Transaction and Investment Purposes

The Seller is not a “U.S. person”, as such term is defined in Regulation S, his principal address is outside the United States, and it was located outside the United States at the time any offer to buy the Shares was made to the Seller and at the time that the buy order was originated by the Seller, and the Shares are being acquired solely for such Seller’s own account (and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person) for investment and are not being purchased with a view to or for resale, distribution or other disposition, and the Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition, except as set forth in the Agreement.

3.6	Information and Advice

The Seller has carefully reviewed and understands the risks of a purchase of the Shares. In connection with such Seller’s investment in the Issuer, it has obtained the advice of his own investment advisors, counsel and accountants. The Seller and his advisors have been afforded the opportunity to ask questions to the Issuer concerning the terms and conditions of the Shares and to obtain any additional information necessary to verify the accuracy of any representations or information set forth about the Shares.

3.7	Sophistication and Risk

3.7.1	The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating, and has evaluated, the merits and risks in receipt of the Shares as consideration for the Seller’s Shares.

3.7.2	The Seller understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated in this Agreement.

3.8	Jurisdiction

The jurisdiction in which an offer to sell, and any other action in connection with such offer and sale of the Shares to the Seller was outside the United States. The Seller has no present intention of becoming a resident of (or moving his principal place of business to) the United States.

3.9	No Solicitation

At no time was the Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Shares.

3.10	Broker-Dealer

The Seller represents that it is not a broker or dealer, nor is it an affiliate of any broker or dealer. For the purpose of this Sub-Section, the term “dealer” means any person who engages either for all or part of his time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person; and the term “broker” means any person engaged in the business of effecting transactions in securities for the account of others. Each Investor further represents that it is acquiring the Shares in the ordinary course of business, and at the time of this Agreement it has no agreements or understandings, directly or indirectly, with any person to distribute the Share.

3.11	Taxes

The Seller hereby confirms that he shall be solely responsible and liable for any taxes levied against the Seller arising out of or in connection with the receipt and sale of the Shares. Seller hereby declares that he will make sure that his sale of the Shares, are performed strictly in accordance with and under the terms and conditions of the Issuer’s Insider Trading Policy, as available from time to time, if applicable.

3.12	Waiver

Without prejudice of the representations and warranties of the Issuer set forth in Section 5 and subject to the fulfilment of all of the Issuer’s undertakings and obligations pursuant to this Agreement, the Seller hereby irrevocably waives, relinquishes and releases the Issuer from any and all claims, rights, demands or causes of action asserted or non-asserted which Seller may have had, now has or hereafter may have against the Issuer, its directors, officers, employees, agents and/or consultants, in connection with the issuing and/or sale of the Shares, including without limitation, any fluctuations in the Share price. For the avoidance of doubt, it is hereby expressly agreed that nothing in this Section shall prevent the Sellers from asserting any claim against the Issuer for fraud and/or breach of this Agreement.

3.13	Brokers and Finders

Neither the Seller, nor any of his employees has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Seller, the Company or the Issuer to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each Warrantor acting severally and not jointly provides as of the Closing Date the sole representations and warranties as restrictively listed under Sections 4.1. to 4.17 hereunder, to the exclusion of any other representation or warranty, either direct or indirect, express or implied:

4.1	Organization.

The Company is duly organized and validly existing under the laws of France, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

4.2	Share Capital.

Immediately before Closing the issued and outstanding share capital of the Company on a Fully Diluted Basis shall be as set forth in Annex 4.2 hereto.Other than the transactions contemplated by this Agreement and in the Articles, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and non assessable. The Sellers’ Shares, when transferred to the Issuer at the Closing will be duly authorized, validly issued, fully paid, nonassessable, and free of any Security Interest and will have the rights, preferences, privileges, and restrictions set forth in this Agreement, and in the Articles and will be duly registered in the name of the Issuer in the Company’s share transfer register and in the shareholders’ accounts. The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities that may hereafter be issued. Except as set forth in this Agreement, since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities.

4.3	Subsidiaries.

The Company does not presently own or control, directly or indirectly any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

4.4	Directors, Officers.

The directors, president and officers of the Company as of the Closing are listed under Annex 4.4. Other than the transactions contemplated by this Agreement, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board or as president of the Company and to the best knowledge of the Sellers, there is no voting agreement or other arrangement among the Company’s shareholders with respect to the election of any individual or individuals to the Board or as president of the Company.

4.5	Financial Statements.

The Company has furnished the Issuer with the financial statements as of and for the year ended December 31, 2005 certified without any reserve by the statutory auditor of the Company, a copy of which is attached as Annex 4.5. The Company has provided the statutory auditor with all information and documents required by him to complete his audit of the 2005 accounts. Since December 31, 2005, other than as stated in this Agreement and in any of the documents, exhibits or annexes attached hereto, there has not been:

(a)	any material adverse change in the assets, liabilities, condition (financial or otherwise), business or prospects of the Company;

(b)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results, business or prospects of the Company;

(c)	any waiver by the Company of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results, business or prospects of the Company;

(e)	any change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee of the Company; including, without limitation, any registration or termination of employment of any key officer or key employee of the Company;

(g)	any loans or guaranties made by the Company to its employees, officers, president or directors other than travel advances made in the ordinary course of business;

(h)	any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets;

(i)	any change in the accounting methods or accounting principles or practices employed by the Company; or

(j)	any other event or condition of any character that would materially adversely affect the assets, properties, financial condition, operating results, business or prospects of the Company;

More generally, since December 31, 2005, other than as stated in this Agreement and in any of the documents, exhibits or annexes attached hereto, the Company has been managed “en bon père de famille”.

4.6	Authorization; Approvals.

All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Sellers and Company’s obligations under this Agreement, and for the authorization of the transfer of the Sellers’ Shares under this Agreement has been duly and lawfully taken prior to or at the Closing. This Agreement, when executed and delivered by the Sellers, shall constitute the valid and legally binding obligations of the Sellers, legally enforceable against the Sellers in accordance with their respective terms (except as such enforceability may be limited by applicable law). Except as set forth in this Agreement and the Articles, no consent, approval, order, license, permit, action by, or authorization of on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement.

4.7	Compliance with Other Instruments.

The Sellers are not in default under the Articles of the Company.

4.8	Intellectual Property and Other Intangible Assets.

(a)	Annex 4.8(a) is a true, correct and complete list of all Intellectual Property owned by the Company at Closing Date which to the best knowledge of the Warrantors does not infringe any rights of third parties.

Any Intellectual Property related to the business of the Company which has been developed by any of the Warrantors has been assigned exclusively to the Company pursuant to two agreements appearing under Annex 2.2 (a) (vii) concluded on January 1, 2006 respectively between the Company, Gilles Dumortier and Philippe Frémy and between the Company and Philippe Frémy.

The Company does not use any Intellectual Property, if any, developed by Mr. Jean-Pierre Enguent and Mr. Bruno Charrat. Notwithstanding the foregoing, the Warrantors notified the Issuer that by virtue of the agreements between the Company and InSide Contactless, the agreements between the Company and ST Microelectronics NV and the agreements between the Company and Atmel Inc., these agreements are specified in Annex 2.2 (a) (vii), the Company may have legally used Intellectual Property (if at all) of Mr. Jean-Pierre Enguent and Mr. Bruno Charrat. In addition, Mr. Jean-Pierre Enguent and Mr. Bruno Charrat do not legally own and/or do not have a legal right to use any Intellectual Property of the Company.

(b)	Annex 2.2. (a) (vii) is a true, correct and complete list of all contracts to which the Company is a party with respect to Intellectual Property as of the Closing Date.

(c)	In respect of each item of Intellectual Property identified in Annex 4. 8. (a), as of the Closing Date:

(i)	the Company possesses all rights and title to the item which to the best knowledge of the Warrantors, as mentioned under article 4.8 (a) hereabove, does not infringe any rights of third parties,

(ii)	neither the Sellers nor the Company have received any notification alleging that the Company, by using the item, has violated or infringed third parties’ rights.

No litigation, proceeding, complaint or demand is pending or to the best of the Warrantors’ knowledge, threatened, which challenges the ownership of the item and the Company was not served with any notice relating to the intention of any party to commence such actions.

4.9	Taxes.

The Company has prepared and timely filed all applicable sales (including but not limited to VAT) estate, income and payroll tax returns and filings that are required to be filed by it (the “Tax Returns”) and has paid all amounts due pursuant to such returns. None of the Tax Returns has been audited by any taxing authority.

4.10	Contracts.

Annex 2.2. (a) (vii) contains a true and complete list of all Material Contracts to which the Company is a party or which is under negotiation as of the Closing Date.

Neither the Sellers nor the Company have terminated or been notified termination, to the extent applicable, of such Material Contracts as of the Closing Date.

Neither the Sellers nor the Company have received any notification alleging that the Company has violated any of the Material Contracts as of the Closing Date.

Neither the Sellers nor the Company have sent any notification alleging that the contracting party has violated any of the Material Contracts as of the Closing Date.

To the best knowledge of the Warrantors, the Company is not in material breach of any Material Contract.

4.11	Litigation.

The Company is not a party to any litigation, proceeding or governmental inquiry or investigation and, to the best knowledge of the Warrantors, no action, proceeding or governmental inquiry is pending or threatened before any court, arbitration board or tribunal or administrative or other governmental agency.

4.12	Interested Party Transactions.

There are no existing arrangements or proposed transactions between the Company and any officer, director, president or holder of more than ten percent (10%) of the share capital of the Company, or any affiliate or associate of any such person. No employee, shareholder, officer, director or president of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (except for payment of salaries when due).

4.13	Employee Matters.

Annex 4.1 3(a) contains a true, correct and complete list of the name, title, date of hire and current monthly compensation, of each person employed by the Company on the Closing Date (including persons employed as trainees) and any independent contractors engaged by the Company as clearly identified as not being employees of the Company, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the 2005 calendar year and during the calendar year 2006 through the Closing Date.

Annex 4.13(b) contains a true, correct and complete list of the contracts of employment and hiring agreements executed with each of the employees of the Company as well as the last 12 months pay slips concerning each of the employed persons.

The Company has not received any complaint nor notice from any of its employees indicating his/her intent to terminate his/her employment with the Company.

As of the Closing Date, the Company is not a party to any litigation or proceeding and, to the best knowledge of the Warrantors, none is pending against the Company in relation to employee matters.

The Company is not the subject of any particular proceeding by the Labor Inspection for failure to comply with labor legislation.

As of the Closing Date, the Company does not have and has not taken any undertakings regarding additional or deferred compensation or share or option plans covering any of its officers, employees or consultants.

4.14	Brokers and Finders

Neither the Company, nor any of its employees, shareholders or any subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or the Issuer to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.15	Banks, Powers of Attorney

Annex 4.15 hereto contains a correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of each person holding a power of attorney from the Company. Except as described in Annex 4.15 with details of powers thus granted and the post occupied by the beneficiaries, there are no outstanding powers of attorneys or delegations of power which have been granted by the Company to any person or entity.

4.16	Corporate books and Records

The minutes and related books of resolutions of the Company and the stock registers (the «registre des mouvements de titres » and the « comptes d’actionnaires ») of the Company required by French Law, as amended, are up-to-date, have been fully maintained and contain true and accurate records in all material respect.

4.17	Disclosure

The Warrantors have disclosed to the Issuer all material information relating to the Company and the Sellers’ Shares.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER

The Issuer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing as follows:

5.1	Incorporation

The Issuer is a duly organized and validly existing corporation under the laws of the state of Israel.

5.2	Authority to Transact

The Issuer has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. All corporate action on the part of such Issuer necessary for the authorization and execution of this Agreement, the purchase of the Sellers’ Shares and the performance of all of such Issuer’s obligations hereunder have been taken. This Agreement constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Issuer, enforceable in accordance with their terms. The Issuer has complied with the securities laws of Israel and the United States in connection with the issuance of the Aggregate Share Consideration.

5.3	Disclosure

The Issuer is not in possession of any material non-public information regarding the Issuer having material adverse affect on the Issuer and which it has not disclosed to the Warrantors.

5.4	Execution of Agreement

The execution and delivery of this Agreement by the Issuer does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the incorporation documents of the Issuer.

5.5	Brokers and Finders

Neither such Issuer, nor any of its employees, shareholders or any subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Seller or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.6	Registration and Listing of Shares

5.6.1	The Issuer shall, at its own expense and cost, file a registration statement covering all the Shares to be issued to the Sellers under this Agreement, as set forth in Exhibit A, and the warrants to be issued pursuant to this Agreement no later than July 31, 2006 (the “Registration Statement”), and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter.

5.6.2	As soon as practicable and subject to the effectiveness of the Registration Statement, the Issuer will, at its own expense and cost, complete the necessary actions required to register and make the Shares tradable in the NASDAQ stock exchange, all in accordance with and subject to the Securities Act. The Issuer hereby undertakes to deliver to each Seller a notice confirming that the Shares have become tradable on NASDAQ.

5.6.3	Delay in Effectiveness of Registration Statement. In the event that the Registration Statement is not declared effective within one hundred eighty (180) days following the Closing date, the Issuer shall pay to each Seller (except for any Seller whose failure to provide information as required hereunder causes a delay in filing or in obtaining effectiveness) liquidated damages, in cash, in an amount equal to such Seller’s pro rata portion (based on the number of shares sold by such Seller) of $20,000 (a “Liquidated Damages Payment”). For each successive thirty day period (or portion thereof) thereafter, until the Registration Statement becomes effective and at the latest until the end of a twelve-month period, the Issuer shall pay to each Seller (except for any Seller whose failure to provide information as required hereunder causes a delay in filing or in obtaining effectiveness) an additional Liquidated Damages Payment in cash; provided, however, that in the case of any such successive period of less than thirty days, the additional Liquidated Damages Payment shall be calculated on a pro rata basis based on the number of days actually elapsed in such period. Each Liquidated Damages Payment payable in respect of a successive thirty-day period (or portion thereof) shall be payable at the end of such successive thirty-day period (or portion thereof). In recognition of the difficulty of determining the Sellers’ damages or loss as a result of the Registration not being filed or being declared effective within the time periods described above, it is hereby agreed that the foregoing amount of Liquidated Damages is deemed to represent a reasonable estimate of the Sellers’ damages and shall be the sole remedy of the Sellers in this regard.

5.7	Issuance of Shares

The Shares issued to the Sellers pursuant to this Agreement at the Closing shall, upon the contribution against thereof of the Sellers’ Shares, be duly authorized and validly issued, fully paid and non-assessable and free of any preemptive rights, liens, encumbrances or third party rights, and will have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association.

6.	ANNOUNCEMENT

No announcement or other disclosure concerning the contribution of the Sellers’ Shares to the Issuer or any ancillary matter shall be made after Closing by the parties save in a form agreed between the parties or otherwise as required by law.

7.	INDEMNIFICATION

7.1	As a reduction of the consideration stated under Section 2.1.2. of this Agreement, each Warrantor agrees severally and not jointly to indemnify the Issuer against and in respect of any and all loss, liability, deficiency, damage, cost, or expense, or actions in respect thereof (including reasonable legal fees and expenses) (“Damages”), as and when incurred, occasioned by (i) any breach of this Agreement by the Sellers; (ii) any falsity of any of the representations and warranties of the Warrantors contained in Section 3 and 4 above, respectively, or any certificate or other instrument furnished by the Sellers; or (iii) any claim by a third party related to facts originating prior to the Closing Date which if true would be such a misrepresentation or breach.

7.2	The sole and exclusive remedy of the Issuer for any claim arising under, out of, or related to this Agreement against the Sellers, shall be the indemnification provided in this Section 7 and the Issuer agrees that it will not pursue any other remedy (including statutory, equitable or common law), except claims for specific performance or injunctive relief in accordance with the terms of this Agreement.

7.3	The representations and warranties set forth in Sections 3, 4 and 5 above of this Agreement will survive the Closing and will expire upon eighteen (18) months from the Closing Date, except the representations and warranties concerning Intellectual Property made in or pursuant to Section 4.8 of this Agreement will expire upon the second anniversary of the Closing Date.

7.4	(a) The Warrantors which remain employees to the Company will notify the Issuer within eight (8) days, in writing, as soon as they become aware of any event that could constitute a violation of one of the representations or warranties, or any of the commitments, or any of the other provisions of this Agreement, which could justify the implementation of the right to indemnification.

(b) The Issuer shall also notify the Seller’s Representative (as defined below) in writing, within eight (8) days, of any event which was brought to his knowledge and would reasonably be likely to constitute a claim under this Agreement.

Said notifications will be made according to the provisions of Section 10.1 hereunder. In this respect, Mr. Fabien Franceschini is appointed as agent and representative of each Seller and Warrantor (the “Sellers’ Representative”) to give and receive notifications, agree and negotiate, enter into settlements and compromises, comply with court orders and take any decisions or actions necessary or appropriate with respect to any claim under this Agreement.

Should the Sellers’ Representative not answer to the notification of such claim within thirty (30) days, the Issuer will be entitled to pursue its claims in accordance with Section 10.9 hereunder or otherwise as it deems fit in accordance with the terms of this Agreement. It is hereby clarified that Sellers’ rights should not be adversely affected by not responding within the said period of time.

In the event the Sellers’ Representative shall object in writing to such claim, the Sellers’ Representative and the Issuer shall attempt in good faith to agree upon the rights of the respective parties and the extent of any Damages with respect to the claim. If no agreement can be reached, either the Issuer or the Sellers’ Representative may subject the claim to an arbitration decision pursuant to the provisions of Section 10.9 hereunder. All indemnities payable by the Warrantors with respect to any final arbitration decision shall be binding upon them, and shall become immediately due to the Issuer.

(c) The Sellers’ Representative shall have the right, at his own expense, to designate counsel to defend the Sellers’ interests in connection with any third party claim against the Company which may give rise to Damages. The Sellers’ Representative and the Issuer shall fully cooperate with such counsel who shall have the right to participate in all communication and procedures in defending against any such claim. The Issuer or the Company shall have the right to settle, adjust or compromise such third party claim with the consent of the Sellers’ Representative; provided however, such consent shall not be unreasonably withheld.

(d) All indemnities payable by the Warrantors with respect to any final, unappealable adverse judgment obtained against the Company, shall become immediately due to the Issuer. In the event of an adverse judgment subject to appeal, unless such judgment is subject to immediate execution, no amount shall be payable to the Issuer until the expiration of the deadline for appeal, and thereafter should the Warrantors decide to pursue such appeal, until a judgment has been obtained upon appeal.

7.5	The maximum amount of Damages that may be recovered from all the Warrantors arising out or resulting from this indemnification provision shall be equal to one million (1,000,000) US Dollars. Therefore, the maximum amount of Damages that may be recovered from each of the Warrantors shall be equal to three hundred thirty three thousand three hundred thirty three (333,333) US Dollars.

The Issuer shall be entitled to seek indemnification from the Warrantors under this Agreement only if the aggregate amount of such Damages exceeds fifty thousand (50,000) US Dollars and where such amount of fifty thousand (50,000) US Dollars will be deducted from the total amount of Damages due by the Warrantors. Therefore, each Warrantor may only be liable until the aggregate amount of such Damages exceeds sixteen thousand six hundred and sixty six (16,666) US Dollars, such amount being deducted from the total amount of Damages due by each Warrantor.

In assessing any Damages recoverable by the Issuer as a result of any claim for indemnification under this Agreement, there shall be taken into account any tax benefit obtained directly in consequence of the matter which gives rise to such claim by the Issuer within the fiscal year in which the matter has occurred.

7.6	The amount of Damages due by the Warrantors to the Issuer pursuant to this Section 7 shall be paid solely by and limited to the net proceeds received by each Warrantor from the sale of the Ordinary Shares (including those Ordinary Shares underlying the warrants to the extent the Warrantor holds any Ordinary Shares and/or warrants) held by the Warrantor at the Lock Up Acceleration Date, pursuant to the terms of Section 7.5 above (the “Net Proceeds Indemnification Amount”).

For example, if the amount of Damages due by a Warrantor is 300,000 US Dollars and the Net Proceeds Indemnification Amount (received from selling all the Ordinary Shares held by the Warrantor at the Lock Up Acceleration Date, including those underlying the warrants to the extent the Warrantor holds warrants) is 200,000 US Dollars, then the Issuer shall not have any further indemnification action against the Warrantor for the 100,000 US Dollars difference.

The Lock Up Acceleration Date shall mean the earlier time when a Warrantor becomes aware of any event that reasonably could constitute a violation of one of the representations or warranties, or any of the commitments, or any of the other provisions of this Agreement, which could justify the implementation of the right to indemnification.

As soon as the Damages are due by the Warrantors, the Warrantors shall in accordance with the instructions of the Issuer, sell a sufficient number of Ordinary Shares (including those Ordinary Shares underlying the warrants to the extent the Warrantor holds any Ordinary Shares and/or warrants) held by the Warrantor at the Lock Up Acceleration Date to enable them to pay the full amount of the Net Proceeds Indemnification Amount which shall be transferred to the Issuer as soon as received. It is hereby clarified, that in the event that the number of Ordinary Shares (including those Ordinary Shares underlying the warrants to the extent the Warrantor holds any Ordinary Shares and/or warrants) held by the Warrantor at the Lock Up Acceleration Date is not sufficient to enable them to pay the amount of the Net Proceeds Indemnification Amount, the Warrantors shall not be required to provide any other indemnification to the Issuer.

Any lock-up restrictions in force at the date the Damages are due, will be waived by the Issuer for the sole purpose of the indemnification and within the limit of the sale by the Warrantors of the Ordinary Shares necessary to pay the Net Proceeds Indemnification Amount.

8.	NON-COMPETITION; NON-SOLICITATION

8.1	For a period of thirty-six (36) months from the Closing Date, none of the Warrantors shall:

(a)	Directly or indirectly, engage in, own, control, or make a significant non-controlling investment in, any business (the “Concerned Entity”) that competes directly with the Business within the “Restricted Area”. For purposes of this Section 8.1, the term “Restricted Area” shall mean all of the countries of the European Economic Area (E.E.A.), and the term “Business” shall mean the smart cards industry.

(b)	Cause, authorize or let any Concerned Entity that the Warrantors directly or indirectly control to enter into, or conduct any business that competes directly with the Business of the Company within the Restricted Area.

(c)	Accept employment with, or act as a contractor, consultant, advisor or agent to or otherwise assist, a Concerned Entity, any person or entity that competes directly with the Business within the Restricted Area.

(d)	Directly or indirectly (other than through general advertisements) solicit or employ any person who at such time provides services for or is otherwise employed by the Company, the Issuer, or any of its affiliates, or encourage or induce any employee of the Company, the issuer or any of its affiliates to leave such employment.

(e)	Directly or indirectly solicit any customer or client of the Company or any of their affiliates for any activity which competes directly with the Business.

8.2	The obligations of the Warrantors pursuant to this Section 8 shall be several but not joint, each Warrantor being solely liable of its obligations therein.

9.	CONFIDENTIALITY

Each party hereto agrees, in addition to any other existing confidentiality obligation, that it shall at all times keep confidential and not divulge or make accessible or use any non-public material information concerning or relating to the business, technical or financial affairs of the other parties to this Agreement, to which such party has been or will become privy by reasons relating to this Agreement and the schedules and annexes attached thereto, to anyone, except (i) to its employees and advisors in such capacity as required to perform its obligations hereunder, (ii) if required by law (including without limitations applicable securities laws) or regulatory authorities (including, without limitations, any securities authority), (iii) as required to be disclosed to the Company’s shareholders pursuant to the terms of the Articles; (iv) as required to be disclosed by the Issuer following the Closing pursuant to its incorporation documents, subscription agreements and partnership agreements and by law.

10.	MISCELLANEOUS

10.1	Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt of the person to evidence delivery, or by facsimile transmission (provided that written confirmation by registered mail is provided), addressed as set forth below:

If to the Issuer: With a copy to: If to Sellers (and also in his capacity as the Sellers' Representative): With a copy to:	On Track Innovations Ltd.
Attention: Mr. Oded Bashan
Address: P.O. Box 32 ZHR IZ, Rosh Pina, Israel 12000
Fax: +972 4 6938887
Ms. Olivia Le Horovitz
Kahn & Associes, Avocats a la Cour - Law Offices
51, rue Dumont d'Urville 75116 Paris, France
Fax: +33 1 45014500
Mr. Fabien Franceschini
41 rue de Lappe
75011 Paris
Fax: +33 1 44894520

Mr. Philippe Fremy
194 rue Legendre
75017 Paris

Mr. Gilles Dumortier
10-12 rue Massena
92500 Rueil Malmaison

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service delivered in person shall be deemed to have been given upon delivery.

10.2	Successors and Assignees

(a)	None of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties.

(b)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.3	Expenses; Taxes

Each party shall bear its own costs, taxes and expenses relating to the transactions contemplated herein.

10.4	Delays or Omissions; Waiver

The rights of a party may be waived by such party only in writing and specifically; the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

10.5	Amendment

This Agreement may be amended or modified only by a written document signed by all the parties hereto.

10.6	Entire Agreement

This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

10.7	Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

10.8	Governing Law

This Agreement shall be governed by and construed according to the laws of the State of Israel (without giving effect to its conflict of law provisions), except, that the provisions applicable to the Sellers Shares and/or the exercise of rights by virtue of any shareholding in the Company as well as the provisions related to the representations and warranties and covenants of the Sellers as well as indemnification provisions shall be governed by and construed according to the laws of France.

10.9	Arbitration

The parties acknowledge that this Agreement is deemed to be an international agreement and a commercial agreement which defines the terms and conditions of the contribution to the Issuer of 100% of the share capital of the Company.

Therefore, the parties acknowledge and expressly agree that all claims, controversies or dispute arising in connection with this Agreement which are not resolved by mutual agreement of the parties shall be finally settled by arbitration. The arbitral panel shall consist of three (3) arbitrators. The Sellers’ Representative shall appoint one arbitrator and the Issuer shall appoint another. The two arbitrators so appointed shall agree upon the appointment of the third arbitrator, who shall be the President of the arbitral panel, within fifteen (15) days from the date upon which both of them have been duly appointed. In the event that one of the parties shall fail to name an arbitrator within fifteen (15) days from receiving notice from the other to so name an arbitrator or that the two chosen arbitrators are unable to agree upon a third arbitrator within the above-referenced fifteen (15) day period, the necessary designation shall be made by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris), acting in summary proceedings (statuant comme en matière de référé), at the request of the most diligent party, with each party having the opportunity to be heard. The arbitral panel shall render its decision within three (3) months of the date of its constitution and shall provide the reasoning for its decision. The arbitral panel shall fix its own rules of procedure, but the arbitrators shall be bound by the provisions of substantive law and not have the power to act as conciliators (amiables compositeurs). The decision of the arbitral panel shall be final and binding upon the parties, shall not be subject to appeal or contest and may be enforced in any court of appropriate jurisdiction. The place of arbitration shall be Paris, France, and the English language shall be used throughout the proceedings. This section shall serve as an arbitration agreement among the parties hereto in accordance wih the Israeli Law of Arbitration 5728-1968 and their execution of this Agreement shall be deemed execution of an arbitration agreement.

10.10	Further Actions

At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

10.11	No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

10.12	Language of Agreement

(a)	The parties acknowledge that they fully understand and accept any and all provisions of this Agreement, and the Sellers have been assisted in the negotiation of this Agreement by a lawyer fluent in both the English and the French language. The Sellers hereby expressly waive any rights they may have to terminate this Agreement or have it declared void because it is not drafted in the French language.

(b)	The parties expressly agree that existing contracts and other documents incorporated into the Schedules, Exhibits and Annexes to this Agreement can be in the French language, if they only exist in the French language.

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[Signature Page for Share Contribution Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

/s/ Oded Bashan —————————————— ON TRACK INNOVATIONS LTD. By: Oded Bashan Title: Chairman, President & CEO	/s/ Fabien Franceschini —————————————— INSEAL SAS By: Fabien Franceschini Title: President

/s/ Gilles Dumortier —————————————— By: Mr. Gilles Dumortier	/s/ Philippe Fremy —————————————— By: Mr. Philippe Fremy

/s/ Fabien Franceschini —————————————— By: Mr. Fabien Franceschini	/s/ Jean Pierre Enguent —————————————— By: Mr. Jean Pierre Enguent

/s/ Bruno Charrat —————————————— By: Mr. Bruno Charrat